Exhibit 99.1

INDEX TO FINANCIAL STATEMENTS

Nexeo Plastics Business

Audited Carve-Out Combined Financial Statements of the Nexeo Plastics Business

Report of Independent Auditors

To the Management of the Plastics Business of Nexeo Solutions, Inc.

We have audited the accompanying carve-out combined financial statements of the Plastics Business of Nexeo Solutions, Inc., which comprise the carve-out combined balance sheets as of September 30, 2018 and 2017, and the related carve-out combined statements of operations and comprehensive income, of changes in invested equity, and of cash flows for the years then ended.

Management’s Responsibility for the Carve-out Combined Financial Statements

Management is responsible for the preparation and fair presentation of the carve-out combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of carve-out combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the carve-out combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the carve-out combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the carve-out combined financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the carve-out combined financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the carve-out combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the carve-out combined financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the carve-out combined financial statements referred to above present fairly, in all material respects, the financial position of the Plastics Business of Nexeo Solutions, Inc. as of September 30, 2018 and 2017, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

January 31, 2019

Nexeo Plastics Business

Carve-Out Combined Balance Sheets

(in thousands)

	September 30, 2018	September 30, 2017
Current Assets
Cash and cash equivalents	$36,362	$28,572
Accounts and notes receivable (net of allowance for doubtful accounts of $1,517 and $971, respectively)	303,922	312,270
Inventories	185,224	179,906
Income taxes receivable	2,415	1,011
Other current assets	7,197	11,337

Total current assets	535,120	533,096

Non-Current Assets
Property, plant and equipment, net	48,140	51,648
Goodwill	276,685	279,489
Other intangible assets, net of amortization	58,937	68,149
Deferred income taxes	1,719	1,700
Other non-current assets	495	605

Total non-current assets	385,976	401,591

Total Assets	$921,096	$934,687

Current Liabilities
Short-term borrowings, current portion of long-term debt and capital lease obligations	$38,568	$41,277
Accounts payable	200,790	208,295
Accrued expenses and other liabilities	24,086	21,951
Income taxes payable	1,163	1,858

Total current liabilities	264,607	273,381

Non-Current Liabilities
Capital lease obligations, less current portion, net	15,932	16,406
Deferred income taxes	8,949	8,571
Other non-current liabilities	4,724	2,368

Total non-current liabilities	29,605	27,345

Total Liabilities	294,212	300,726

Commitments and Contingencies
Invested Equity
Nexeo’s net investment in Nexeo’s Plastics business	621,499	626,316
Accumulated other comprehensive income	5,385	7,645
Total Invested Equity	626,884	633,961

Total Liabilities and Invested Equity	$921,096	$934,687

The accompanying notes are an integral part of these Carve-Out Combined Financial Statements.

Nexeo Plastics Business

Carve-Out Combined Statements of Operations and Comprehensive Income

(in thousands)

	Fiscal Year Ended September 30,
	2018	2017
Sales and operating revenues	$2,004,696	$1,867,698
Cost of sales and operating expenses	1,815,998	1,698,836

Gross profit	188,698	168,862
Selling, general and administrative expenses	132,900	129,475
Transaction related costs	1,081	348

Operating income	54,717	39,039
Other income	461	8,265
Interest income (expense)
Interest income	367	325
Interest expense	(2,907)	(2,480)
Affiliate interest expense - Nexeo	(2,481)	(2,333)

Income before income taxes	50,157	42,816
Income tax expense	8,320	3,628

Net income	41,837	39,188
Other comprehensive income (loss)
Unrealized foreign currency gain (loss), net of tax	(2,260)	11,228

Comprehensive Income	$39,577	$50,416

The accompanying notes are an integral part of these Carve-Out Combined Financial Statements.

Nexeo Plastics Business

Carve-Out Combined Statements of Changes in Invested Equity

(in thousands)

	Nexeo’s net investment in Nexeo’s Plastics business	Accumulated Other Comprehensive Income (loss)	Total
Balance at September 30, 2016	$607,589	$(3,583)	$604,006
Comprehensive income:
Total comprehensive income	39,188	11,228	50,416
Invested equity returned to Nexeo	(20,461)	—	(20,461)

Balance at September 30, 2017	$626,316	$7,645	$633,961
Comprehensive income:
Total comprehensive income (loss)	41,837	(2,260)	39,577
Invested equity returned to Nexeo	(46,654)	—	(46,654)

Balance at September 30, 2018	$621,499	$5,385	$626,884

The accompanying notes are an integral part of these Carve-Out Combined Financial Statements.

Nexeo Plastics Business

Carve-Out Combined Statements of Cash Flows

(in thousands)

	Fiscal Year Ended September 30,
	2018	2017
Cash flows from operations
Net income from operations	$41,837	$39,188
Adjustments to reconcile to cash flows from operations:
Depreciation and amortization	23,685	23,459
Provision for bad debt	607	109
Impairment charge due to natural disasters	—	180
Deferred income taxes	(1,703)	(1,308)
Stock-based compensation charges	2,491	1,784
Gain from sale of property and equipment	(215)	(8,134)
Changes in assets and liabilities:
Accounts and notes receivable	3,736	(55,831)
Inventories	(7,566)	20,985
Other current assets	2,471	4,194
Accounts payable	(5,514)	(9,205)
Accrued expenses and other liabilities	2,684	2,538
Changes in other operating assets and liabilities, net	4,722	1,509

Net cash provided by operating activities	67,235	19,468

Cash flows from investing activities
Additions to property and equipment	(1,211)	(6,461)
Proceeds from the disposal of property and equipment	319	4,614
Proceeds from reimbursement for certain capital expenditures incurred	—	8,134
Cash paid for assets acquired	(286)	(1,601)

Net cash provided by (used in) investing activities	(1,178)	4,686

Cash flows from financing activities
Proceeds from short-term debt	54,566	40,589
Repayments of short-term debt	(56,138)	(38,373)
Repayments of capital lease obligations	(480)	(359)
Net parent investment returned to Nexeo	(60,249)	(35,812)

Net cash used in financing activities	(62,301)	(33,955)
Effect of exchange rate changes on cash and cash equivalents	4,034	(66)

Increase (decrease) in cash and cash equivalents	7,790	(9,867)
Cash and cash equivalents at the beginning of the period	28,572	38,439

Cash and cash equivalents at the end of the period	$36,362	$28,572

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$4,755	$4,904

Cash paid during the period for taxes (net of refunds)	$7,598	$3,904

Supplemental disclosure of non-cash financing activities:
Non-cash capital lease obligations	$—	$13,231

Supplemental disclosure of non-cash investing activities:
Non-cash capital lease additions	$—	$13,661

The accompanying notes are an integral part of these Carve-Out Combined Financial Statements.

Nexeo Plastics Business

Notes to Carve-Out Financial Statements

(currencies in thousands)

1. Basis of Presentation and Nature of Operations

Basis of Presentation

The Nexeo Plastics Business (the “Plastics Business”) has not historically constituted a separate legal group and stand-alone financial statements have not previously been prepared for the Plastics Business. The Plastics Business represents the plastics line of business of Nexeo Solutions, Inc. (“Nexeo”), a global distributor of chemicals products in North America and Asia, a global distributor of plastics in North America, Europe, Middle East and Africa (“EMEA”) and Asia and a provider of on-site and off-site hazardous and non-hazardous environmental services. These carve-out combined financials for the Plastics Business as of September 30, 2018 and September 30, 2017 include all of Nexeo’s plastics line of business and a selected chemicals distribution business in Asia. The Plastics Business is comprised of a combination of unincorporated commercial units of Nexeo and its various subsidiary companies and, in certain jurisdictions, separate legal entities.

On September 17, 2018, Nexeo announced that it had entered into a merger agreement with Univar, Inc. (“Univar”) whereby Univar would acquire Nexeo in a cash and stock transaction. Concurrent with or immediately upon closing the merger, Univar intends to sell Nexeo’s Plastics Business to an unrelated buyer. These carve-out combined financial statements reflect the Plastics Business anticipated to be sold upon closing the merger with Univar.

These financial statements have been prepared on a stand-alone basis derived from the financial statements and related accounting records of Nexeo (together with its subsidiaries). The accompanying carve-out combined financial statements present the historical financial position, results of operations and changes in comprehensive income, changes in Nexeo’s net investment and cash flows of the Plastics Business as it was historically managed and are presented in accordance with accounting principles generally accepted in the United States.

The carve-out combined financial statements reflect allocations of direct and indirect expenses related to certain support functions that are provided on a centralized basis by Nexeo. These expenses have been allocated to the Plastics Business on the basis of direct usage when identifiable, with others allocated based on relevant data criteria, such as the Plastics Business percentage share of revenue, cost of sales or gross margin percentage of Nexeo on a consolidated basis. Management believes the assumptions underlying the carve-out combined financial statements, including the assumptions regarding allocation of expenses, are reasonable. The financial information in these financial statements does not include all the expenses that would have been incurred had the Plastics Business operated as a separate stand-alone entity and accordingly, may not reflect results of operations, financial position and cash flows had the Plastics business been a stand-alone company during the fiscal year ended September 30, 2018 and 2017. It is not practicable to estimate the differences between the costs allocated by Nexeo and those that would have been incurred had the Plastics Business been a stand-alone company during the periods presented.

Nexeo has historically operated its Plastics Business with dedicated facilities and equipment in certain locations and on a comingled or joint basis at certain Nexeo facilities. The assets, liabilities and related expenses associated with the Plastics Business are included in the carve-out combined financial statements in their entirety. Management has determined that certain facilities currently operated on a joint basis will be solely dedicated to Plastics Business and will be included in the anticipated sale of the Plastics Business. As such, those assets have been included in the carve-out combined financial statements. Expenses historically associated with comingled assets, including corporate offices, have been allocated to the Plastics Business herein based on estimated usage.

Nexeo uses a centralized approach to cash management and financing the majority of its operations. Transactions between Nexeo and the Plastics Business are accounted for through the Nexeo net investment account. Accordingly, none of the Nexeo cash, cash equivalents, investment, debt, or related interest income/expense at the corporate level has been assigned to the Plastics Business in the carve-out combined financial statements.

All significant intercompany transactions between the Plastics Business and Nexeo have been included in these carve-out combined financial statements. Certain intercompany balances between the Plastics Business and Nexeo have been supported by intercompany loan agreements with interest rates based on LIBOR which ranged from 3.144% to 11.868%. For the fiscal years ended September 30, 2018 and 2017 the Plastics Business incurred $2,481 and $2,333, respectively, in interest expense relating to such intercompany loan balances. Interest expense between Nexeo and the Plastics Business has historically been cash settled. Upon consummation of the sale of the Plastics Business, the intercompany loan balances and any unpaid interest are expected to be capitalized as a component of Nexeo’s net investment in Nexeo’s Plastics Business. As of September 30, 2018 and September 30, 2017, Nexeo’s net investment in Nexeo’s Plastics Business included intercompany balances payable to Nexeo totaling $57,976 and $57,989, respectively, including unpaid interest.

Nature of Operations

The Plastics Business distributes a broad product line consisting of commodity polymer products and prime engineering resins to approximately 12,000 plastic processors via railcars, bulk trucks, truckload boxes and mixed truckloads, or less-than-truckload quantities. During the fiscal year ended September 30, 2018, the Plastics Business distributed plastics products in more than 60 countries worldwide. The Plastics Business serves a broad cross section of end markets, including healthcare, packaging, consumer, automotive and general industrial.

2. Significant Accounting Policies and Recent Accounting Pronouncements

Significant Accounting Policies

Use of Estimates, Risks, and Uncertainties

The preparation of carve-out combined financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and the disclosures of contingent assets and liabilities. Significant items that are subject to such estimates and assumptions include:

•	the allocation of certain shared costs incurred by Nexeo on behalf of the Plastics Business

•	the assessment of recoverability of long lived assets, including property and equipment, goodwill and intangible assets, income taxes, reserves and environmental remediation;

•	the estimated useful lives of intangible and depreciable assets; and

•	the allocation, recognition, measurement and valuation of deferred income taxes.

Although management bases its estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, actual results could differ significantly from the estimates under different assumptions or conditions.

The Plastics Business’ financial instruments exposed to concentration of credit risk consist primarily of cash and cash equivalents. Although the Plastics Business deposits cash with multiple banks, these deposits, including those held in foreign branches of global banks, may exceed the amount of insurance provided on such deposits. These deposits may generally be redeemed upon demand and bear minimal risks.

Cash and Cash Equivalents

All highly liquid temporary investments with original maturities of three months or less are considered to be cash equivalents. At September 30, 2018 and September 30, 2017, we had $36,362 and $28,572, respectively, in cash and cash equivalents which was held by foreign subsidiaries which were denominated as follows:

	September 30, 2018	September 30, 2017
	US dollar equivalent
US Dollar	$1,441	$4,265
Euro	15,390	11,658
Chinese renminbi (RMB)	6,485	8,467
Others	13,046	4,182

Total	$36,362	$28,572

The RMB is convertible into USD. However, foreign exchange transactions are subject to approvals from the People’s Republic of China State Administration of Foreign Exchange (“SAFE”). The Plastics Business does not anticipate any significant adverse impact to overall liquidity from potential limitations on the transfer or conversion of cash and cash equivalents.

Accounts and Notes Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded net of discounts and allowance for doubtful accounts. The Plastics Business performs ongoing credit evaluations of its customers and generally does not require collateral from its customers.

The Plastics Business records an allowance for doubtful accounts as a best estimate of the amount of probable credit losses for accounts receivable. On a recurring basis, the Plastics Business reviews this allowance and considers factors such as customer credit, past transaction history with the customer and changes in customer payment terms when determining whether the collection of a receivable is reasonably assured. Past due balances over 90 days and over a specified amount are reviewed individually for collectability. Receivables are charged off against the allowance for doubtful accounts when it is probable a receivable will not be recovered. The allowance for doubtful accounts was $1,517 and $971 at September 30, 2018 and 2017, respectively. Bad debt expense, net of recoveries is a component of Selling, general and administrative expenses in the carve-out combined statements of operations. For the fiscal years ended September 30, 2018 and 2017 net bad debt expense was $607 and $109, respectively.

Certain customers of the Plastics Business’ operations in China are allowed to remit payment during a period of time ranging from 30 days up to nine months. These notes receivables, which are supported by banknotes issued by large banks in China on behalf of these customers, are included in Accounts and Notes Receivable on the Plastics Business’ carve-out combined balance sheets and totaled $8,590 and $8,271 at September 30, 2018 and 2017, respectively.

Inventories

Inventories are carried at the lower of cost or market using the weighted average cost method.

The Business Combination, Goodwill and Intangibles

On June 9, 2016, WL Ross Holding Corp. completed the acquisition of the business of Nexeo Holdings, LLC (the “Business Combination”) and subsequently changed its name to Nexeo. The purchase consideration for the Business Combination was allocated to the underlying assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition. The estimated fair values were determined after review and consideration of relevant information including discounted cash flows, quoted market prices and estimates made by management. To the extent that the purchase consideration exceeded the fair value of the net identifiable tangible and intangible assets acquired, such excess was allocated to goodwill. As a result of the Business Combination, the assets and liabilities of the Plastics Business were stated at their estimated fair value as of June 9, 2016 and goodwill of approximately $297,919 was allocated to the Plastics Business. As of September 30, 2018 and September 30, 2017, the Plastics Business goodwill balance was $276,685 and $279,489, respectively, including foreign currency translation impact of $2,804 and $4,384 during the fiscal years ended September 30, 2018 and 2017, respectively.

In addition, as a result of the Business Combination, the Plastics Business recognized direct intangible assets relating to customer lists and trade name related intangibles. These intangible assets, which are amortized on a straight-line basis over their estimated useful lives. See Note 5. The estimated useful lives used to amortize these intangible assets is as follows:

Estimated Useful Lives (years)
Customer-related	12
Trade name	4

Property, Plant and Equipment

Property, plant and equipment includes plants, buildings, machinery, equipment, software and computer equipment, inclusive of assets acquired under capital leases. Property, plant and equipment acquired or constructed in the normal course of business are initially recorded at cost. Property and equipment acquired in the Business Combination were initially recorded at their estimated fair value. Property, plant and equipment are depreciated by the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of their economic useful life or their lease term. The range of useful lives used to depreciate property, plant and equipment is as follows:

Estimated Useful Lives (years)
Plants and buildings	5-35
Machinery and equipment	2-30
Software and computer equipment	3-10

Repairs and maintenance expenditures that do not extend the useful life of the asset are charged to expense as incurred. Major expenditures for replacements and significant improvements that increase asset values or extend useful lives are capitalized. The carrying amounts of assets that are sold or retired and the related accumulated depreciation are removed from the accounts in the year of disposal and any resulting gain or loss is reflected in the carve-out combined statements of operations.

Leases

The Plastics Business leases certain property, plant and equipment in the ordinary course of business. The leases are classified as either capital leases or operating leases. Assets under capital leases are included in Property, plant and equipment, net in the carve-out combined balance sheets and are depreciated over the lesser of the lease term or the useful life of the assets. Capital lease obligations are included in Short-term borrowings, current portion of capital lease obligations and Capital lease obligations, less current portion, net in the carve-out combined balance sheets. Generally, lease payments under capital leases are recognized as interest expense and a reduction of the capital lease obligations. Lease payments under operating leases are recognized as an expense in the carve-out combined statements of operations on a straight-line basis over the lease term.

Impairment of Long-Lived Assets

Goodwill. Goodwill is tested for impairment annually as of March 31st and whenever events or circumstances make it more likely than not that an impairment may have occurred. Goodwill is required to be reviewed for impairment at the reporting unit level, which is defined as operating segments or groupings of businesses one level below the operating segment level. The Plastics Business is considered a single operating segment/reporting unit for purposes of impairment testing in the carve-out comnbined financial statements. Goodwill is tested for impairment by comparing the estimated fair value of a reporting unit, determined using a market approach, if market prices are available, or alternatively, a discounted cash flow model, with its carrying value. The annual evaluation of goodwill requires the use of estimates about future operating results, valuation multiples and discount rates of each reporting unit to determine their estimated fair value. Changes in these assumptions can materially affect these estimates. Once an impairment of goodwill has been recorded, it cannot be reversed. No goodwill impairment was recognized during any of the periods presented. See Note 5.

Other Long-Lived Assets. Property, plant and equipment and other intangible assets with definite lives are tested for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable. When an impairment test is performed and the undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of the asset. The factors considered by management in performing this assessment include current operating results, trends and prospects, as well as the effect of obsolescence, demand, competition and other economic factors.

Commitments, Contingencies and Environmental Costs

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated. Gain contingencies are not recorded until management determines it is certain that the future event will become or is realized.

Liabilities for environmental remediation costs, if any, are recognized when environmental assessments or remediation are probable and the associated costs can be reasonably estimated. Generally, the timing of these provisions coincides with the commitment to a formal plan of action or, if earlier, the divestment or closure of the relevant sites. The amount recognized reflects management’s best estimate of the expenditures expected to be required. Actual environmental expenditures that relate to current or future revenues are expensed or capitalized as appropriate. Actual expenditures that relate to an existing condition caused by past operations and that do not impact future earnings are expensed. The Plastics Business does not currently have any known environmental liabilities.

Concentrations of Credit Risk

All of the Plastics Business’ financial instruments, consisting primarily of accounts and notes receivable, involve elements of credit and market risk. The most significant portion of this credit risk relates to non-performance by counterparties. To manage counterparty risk associated with financial instruments, the Plastics Business selects and monitors counterparties based on its assessment of their financial strength and on credit ratings, if available.

No single customer accounted for more than 1.0% of the Plastics Business’ revenues and no individual customer represented greater than 2.0% of the outstanding accounts receivable balances as of September 30, 2018 and 2017. The Plastics Business had three suppliers that each accounted for 18.1%, 16.7% and 13.9% of consolidated purchases during the fiscal year ended September 30, 2018. The Plastics Business had three suppliers that each accounted for 19.2%, 18.5% and 14.2% of consolidated purchases during the fiscal year ended September 30, 2017.

Foreign Currency

The reporting currency of the Plastics Business is the USD and the local currency is the functional currency for the Plastics Business’ foreign subsidiaries. In consolidating the results of operations, income and expense accounts are translated into USD at average exchange rates in effect during the period and asset and liability accounts are translated at period-end exchange rates. Translation gains or losses are recorded in the foreign currency translation component in Accumulated other comprehensive income (loss) in stockholders’ equity and are included in net earnings only upon sale or liquidation of the underlying foreign subsidiary or affiliated company.

Transactions undertaken in currencies other than the functional currency of the subsidiary are translated using the exchange rate in effect as of the transaction date and give rise to foreign currency transaction gains and losses, which the Plastics Business includes in Selling, general and administrative expenses in the carve-out combined statements of operations. Net foreign currency transaction losses from various currencies were $991 and $1,710 for the fiscal years ended September 30, 2018 and 2017, respectively.

Revenue Recognition

Revenues are recognized when persuasive evidence of an arrangement exists, products are shipped and title is transferred or services are provided to customers, the sales price is fixed or determinable and collectability is reasonably assured. Revenue for product sales is recognized at the time title and risk of loss transfer to the customer, based on the terms of the sale. For products delivered under the Plastics Business’s standard shipping terms, title and risk of loss transfer when the product is delivered to the customer’s delivery site. For sales transactions designated Freight on Board shipping point, the customer assumes risk of loss and title transfers at the time of shipment. Deferred revenues may result from (i) delivery delays for products delivered under the Plastics Business’s standard shipping terms or (ii) from other arrangements with its customers. Sales are reported net of tax assessed by qualifying governmental authorities.

The Plastics Business is generally the primary obligor in sales transactions with its customers, retains inventory risk during transit and assumes credit risk for amounts billed to its customers. Accordingly, the Plastics Business recognizes revenue primarily based on the gross amount billed to its customers. In sales transactions where the Plastics Business is not the primary obligor and does not retain inventory risk, the Plastics Business recognizes revenue on a net basis by recognizing only the commission the Plastics Business retains from such sales and including that commission in sales and operating revenues in the carve-out combined statement of operations.

Consistent with industry standards, the Plastics Business may offer volume-based rebates to large customers if the customer purchases a specified volume with the Plastics Business over a specified time period. The determination of these rebates at an interim date involves management judgment. As a result, the Plastics Business’s revenues may be affected if a customer earns a rebate toward the end of a year that the Plastics Business had not expected or if its estimate of customer purchases are less than expected. The Plastics Business has the experience and access to relevant information that the Plastics Business believes are necessary to reasonably estimate the amounts of such deductions from gross revenues. The Plastics Business regularly reviews the information related to these estimates and adjusts its reserves accordingly if and when actual experience differs from previous estimates. The Plastics Business recognizes the rebate obligation as a reduction of revenue based on its estimate of the total volume of purchases from a given customer over the specified period of time. Customer rebates totaled $4,054 and $4,106 for the fiscal years ended September 30, 2018 and 2017, respectively. Rebates due to customers were $2,457 and $1,303 at September 30, 2018 and 2017, respectively. These payables are included in Accrued expenses and other liabilities in the carve-out combined balance sheets.

Shipping and Handling

All shipping and handling amounts billed to customers are included in revenues. Costs incurred related to the shipping and handling of products are included in cost of sales.

Expense Recognition

Cost of sales include material and production costs, as well as the costs of inbound and outbound freight, purchasing and receiving, inspection, warehousing, internal transfers and all other distribution network costs. The Plastics Business’ products and services are generally sold without any extended warranties. Selling, general and administrative expenses include sales and marketing costs, advertising, research and development, customer support, environmental remediation and administrative costs. Advertising and research and development costs are expensed as incurred. Advertising expenses allocated to the Plastics business totaled $918 and $979 for the fiscal years ended September 30, 2018 and 2017, respectively. There were no material research and development expenses incurred during the periods presented.

Income Taxes

The Plastics Business accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the financial statements. Under this method, the Plastics Business determines deferred tax assets and liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. The provision for income taxes includes income taxes paid, currently payable or receivable and those deferred.

The Plastics Business recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Plastics Business considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies and results of recent operations. If the Plastics Business determines that it would be able to realize its deferred tax assets in the future in excess of the net recorded amount, it would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

The Plastics Business records uncertain tax positions in accordance with ASC 740 on the basis of a two-step process in which (1) the Plastics Business determines whether it is more likely than not that the tax positions will be sustained and (2) for those tax positions that meet the more-likely-than-not recognition threshold, the Plastics Business recognizes the largest amount that is more than 50% likely to be realized upon ultimate settlement with the related tax authority.

The Plastics Business parent is organized as a limited liability company and is considered a disregarded entity for U.S. income tax purposes. As such, with the exception of a limited number of state and local jurisdictions, the Plastics Business is not subject to U.S. income taxes.

Tax Receivable Agreement (TRA) and Deferred Cash Consideration

As part of the consideration for the Business Combination, Nexeo entered into a Tax Receivable Agreement (“TRA”) and agreed to pay future consideration to equity sellers based on Nexeo’s future share price (Deferred Cash Consideration). The TRA liability is based on a number of factors, including Nexeo’s future consolidated earnings, including future earnings of the Plastics Business. Nexeo recorded the TRA obligation and the Deferred Cash Consideration as contingent consideration at fair value as of the closing date of the Business Combination. Nexeo recorded changes in fair value of the contingent consideration in operating income each subsequent reporting period. Management has determined that the TRA obligation and the Deferred Cash Consideration are solely a Nexeo obligation as it will be settled in cash by Nexeo prior to the divestiture of the Plastics Business and has not recorded the contingent consideration obligation or changes in fair value in the carve-out combined financial statements.

Share-Based Compensation

Certain employees of the Plastics Business and Nexeo employees that provide direct support to the Plastics Business participate in Nexeo’s share-based compensation plans. Share-based compensation cost is measured at the grant date, based on the fair value of the award, and is recognized as expense over the vesting period of the equity award grant.

Certain Nexeo share based awards contain both market and performance-based conditions. At the grant date, market conditions are incorporated into the fair value measurement using a Monte Carlo simulation model under the assumptions that performance-based conditions are met and not met. The Plastics Business then determines the probability that performance-based conditions will be met and incorporates this into the grant date fair value of the award.

The compensation cost for the awards is amortized over the vesting period on a straight-line basis, net of estimated forfeitures. Forfeiture rates are estimated based on consideration of historical forfeitures of the Plastics Business’ and forfeitures of share-based compensation awards and a peer group of companies. See Note 8.

New Accounting Pronouncements Not Yet Adopted as of September 30, 2018

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606). The amendments in this ASU will supersede the revenue recognition requirements in Topic 605, Revenue Recognition and require that revenue be recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In August 2015, the FASB issued ASU 2015-14, which deferred the effective date of ASU 2014-09 for all entities by one year. The Plastics Business completed its assessment of the financial statement impact of the new standard, and does not expect it to have a material impact on its financial position or results of operations. The Plastics Business adopted this standard on October 1, 2018.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments (Topic 825): Recognition and Measurement of Financial Assets and Financial Liabilities. This ASU (i) requires all equity investments in unconsolidated entities other than those measured using the equity method of accounting, to be measured at fair value through earnings; (ii) when the fair value option has been elected for financial liabilities, requires that changes in fair value due to instrument specific credit risk be recognized separately in other comprehensive income and accumulated gains and losses due to these changes and will be reclassified from accumulated other comprehensive income to earnings if the liability is settled before maturity; and (iii) amends certain fair value disclosure provisions related to financial instruments carried at amortized cost. This ASU is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years and early adoption is permitted. The Plastics Business is in the process of evaluating the provisions of the ASU and assessing the potential effect on the Plastics Business’ financial position or results of operations.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This ASU requires all leases with terms greater than 12 months, whether finance or operating, to be recorded on the balance sheet, reflecting a liability to make lease payments and a right-to-use asset representing the right to use the underlying asset for the lease term. The recognition, measurement and presentation of expenses and cash flows arising from a lease by a lessee will not significantly change from current U.S. GAAP. These amendments are effective for the reporting periods beginning after December 15, 2018 with early adoption permitted. An entity will be required to recognize and measure leases at the beginning of the earliest period presented or as of the beginning of the fiscal year of adoption using a modified retrospective approach by recording a cumulative-effect adjustment to equity as of the beginning of the fiscal year of adoption. The Plastics Business is in the process of evaluating the potential effects of this standard and believes it may have a significant impact on its consolidated financial statements due, in part, to several operating lease obligations that will be reflected on the Plastics Business’ carve-out combined balance sheet upon adoption of the new guidance.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This ASU requires an organization to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions and reasonable and supportable forecasts. Forward-looking information will now be used to better inform credit loss estimates. The amendments in this ASU are effective for fiscal years beginning December 15, 2020 including interim periods within those years with early adoption permitted. The Plastics Business is currently in the process of evaluating the provisions of this ASU and assessing the potential effect on the Plastics Business’s financial position or results of operations.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. This ASU will make eight targeted changes to how cash receipts and cash payments are presented and classified in the statement of cash flows. The new standard is effective for fiscal years beginning after December 15, 2017. Early adoption is permitted. The new standard will require adoption on a retrospective basis unless it is impracticable to apply, in which case the Plastics Business would be required to apply the amendments prospectively as of the earliest date practicable. The Plastics Business is in the process of evaluating the provisions of the ASU, but does not expect it to have a material effect on the Plastics Business’s carve-out combined statement of cash flows.

3. Certain Balance Sheet Information

Inventories

Inventories at September 30, 2018 and 2017 consisted of the following:

	September 30, 2018	September 30, 2017
Finished products	$184,329	$179,187
Supplies	895	719

Total	$185,224	$179,906

4. Property, Plant and Equipment

Property, plant and equipment at September 30, 2018 and 2017 consisted of six operating facilities and equipment therein specifically associated with the Plastics Business (does not include any allocation of shared or comingled facilities or corporate assets) as follows:

	September 30, 2018	September 30, 2017
Land	$6,760	$6,760
Plants and buildings(1)	34,966	34,278
Machinery and equipment (2)	14,752	14,330
Software and computer equipment	1,201	1,056
Construction in progress	53	741

Total	57,732	57,165
Less accumulated depreciation (3)	(9,592)	(5,517)

Property, plant and equipment, net	$48,140	$51,648

(1)	Includes $13,661 as of September 30, 2018 and 2017, respectively, related to facilities acquired under capital leases.
(2)	Includes $3,924 and $3,914, respectively, related to equipment acquired under capital leases.
(3)	Includes $2,132 and $1,104, respectively, related to facilities and equipment acquired under capital leases.

Depreciation expense recognized on the property, plant and equipment described above as well as allocated depreciation expense from commingled or joint operating facilities and corporate offices totaled $15,206 and $15,216 for the fiscal years ended September 30, 2018 and 2017, respectively.

During the fourth quarter of fiscal year 2017, the Plastics Business’s facilities recorded an impairment charge of $180 to Cost of sales and operating expenses in the Plastics Business’s consolidated income statement related to three major hurricanes.

Facility Lease

The Plastics Business’ sale of its Franklin Park facility to the Illinois Tollway Authority under an eminent domain proceeding was completed in September 2016 for $4,600, net of costs incurred. As a result, the Plastics Business relocated operations to a new leased facility in Montgomery, Illinois (the “Montgomery Lease”). The Montgomery Lease has a term of 15 years, with annual payments beginning at $1,100 per year, excluding executory costs, and annual escalations of 2.5% per year. The lease agreement includes three, five year renewal options. The Montgomery Lease is accounted for as a capital lease and began in the first quarter of fiscal year 2017 at an initial cost of $13,231.

During the fiscal year ended September 30, 2017, the Plastics Business recorded a gain of $8,134 related to capital expenditures incurred in connection with the relocation and reimbursed by the Illinois Tollway Authority, which is included in Other Income on the consolidated statement of operations.

5. Goodwill and Other Intangibles

Goodwill

The following is a progression of goodwill:

Total
Balance at October 1, 2016	$273,943
Measurement period adjustments	1,162
Foreign currency translation	4,384

Balance at September 30, 2017	$279,489
Foreign currency translation	(2,804)

Balance at September 30, 2018	$276,685

Goodwill Impairment Test

Goodwill is tested for impairment annually as of March 31 and whenever events or circumstances make it more likely than not that an impairment may have occurred. Goodwill is required to be reviewed for impairment at the reporting unit level, which is defined as operating segments or groupings of businesses one level below the operating segment level. The Plastics Business is considered a single operating segment/reporting unit for purposes of impairment testing in the carve-out combined financial statements. For purposes of the impairment testing of the Plastics Business’ recognized goodwill, fair value measurements are determined using the income approach, based largely on inputs that are not observable to active markets, which would be deemed Level 3 fair value measurements as defined in Note 7. These inputs include management’s expectations about future revenue growth and profitability, working capital needs and capital expenditures. Inputs also include estimates of a market participant’s expectations for 1) a discount rate at which the cash flows should be discounted in order to determine the fair value of such expected cash flows, and 2) an estimated income tax rate. The Plastics Business also considers a market approach using the comparable company method to verify if is comparable to the income approach.

The Plastics Business performed an impairment test as of March 31, 2018 and concluded that goodwill was not impaired.

The evaluation of goodwill requires the use of estimates about future operating results of the Plastics Business to determine its estimated fair value. Changes in forecasted operations can materially affect these estimates, which could materially affect the Plastics Business’s results of operations. The estimate of fair value requires significant judgment and is based on management’s fair value estimates on assumptions that are believed to be reasonable; but that are unpredictable and inherently uncertain, including: estimates of future growth rates, operating margins and assumptions about the overall economic climate as well as the competitive environment for the reporting units. There can be no assurance that these estimates and assumptions made for purposes of the goodwill testing as of the time of testing will prove to be accurate. If assumptions regarding business plans, competitive environments or anticipated growth rates are not correct, the Plastics Business may be required to record goodwill impairment charges in future periods, whether in connection with future annual impairment testing, or earlier, if an indicator of an impairment is present prior to the next annual evaluation.

Other Intangible Assets

Definite-lived intangible assets at September 30, 2018 and 2017 consisted of the following:

	September 30, 2018			September 30, 2017
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer-related	$67,710	$(13,203)	$54,507	$68,601	$(7,507)	$61,094
Trade name	10,500	(6,070)	4,430	10,500	(3,445)	7,055

Total	$78,210	$(19,273)	$58,937	$79,101	$(10,952)	$68,149

In April 2017, the Plastics Business acquired customer contracts, a customer list and inventory. The total consideration associated with this transaction was approximately $1,887, with $1,601 paid at closing. The remaining consideration was paid in April 2018. In connection with this transaction, the Plastics Business recognized an intangible asset related to the customer list of approximately $1,146, which is included in Other intangible assets, net of amortization on the Plastics Business’ carve-out combined balance sheets and will be amortized over an estimated useful life of five years.

Amortization expense recognized on the intangible assets described above was $8,479 and $8,330 for the fiscal years ended September 30, 2018 and 2017, respectively.

Expected amortization expense for the next five years is as follows:

2019	$8,561
2020	7,741
2021	5,936
2022	5,821
2023	5,705

6. Debt

Short-term borrowings outstanding and the current portion of long-term debt and capital lease obligations at September 30, 2018 and 2017 are summarized below:

	September 30, 2018	September 30, 2017
Short-term borrowings	$38,055	$40,829
Current portion of long-term debt and capital lease obligations	513	448

Total short-term borrowings and current portion of long-term debt and capital lease obligations, net	$38,568	$41,277

Long-term debt outstanding at September 30, 2018 and 2017 is summarized below:

	September 30, 2018	September 30, 2017
Capital lease obligations (1)	16,445	16,854
Less: current portion of capital lease obligations	(513)	(448)

Long-term capital lease obligations, less current portion, net	$15,932	$16,406

(1)	Capital lease obligations exclude executory costs and interest payments associated with the underlying leases. See “Capital Lease Obligations” below.

Short-Term Borrowings

The Plastics Business’ short-term borrowings are associated with the Plastics Business’ operations in China and are summarized below:

	Facility Limit	Outstanding Borrowings Balance	Weighted Average Interest Rate on Borrowings	Outstanding LOC and Bankers’ Acceptance Bills	Remaining Availability
September 30, 2018
Bank of America - China (1)	$24,270	$22,158	4.6%	$—	$2,112
Bank of Communications - China (2)	21,837	15,897	5.4%	5,137	803

Total	$46,107	$38,055		$5,137	$2,915

September 30, 2017
Bank of America - China (1)	$24,270	$23,830	4.3%	$—	$440
Bank of Communications - China (2)	22,545	16,999	5.3%	5,310	236

Total	$46,815	$40,829		$5,310	$676

(1)

The borrowing limit of this facility is denominated in USD. This line of credit is secured by a standby letter of credit issued by a lender to Nexeo covering at least 110% of the facility’s borrowing limit amount. Borrowings under the line of credit are payable in full within 12 months of the date of the advance.

(2)

The borrowing limit of this facility is denominated in RMB. This line of credit is secured by a standby letter of credit issued by a lender to Nexeo covering at least 100% of the facility’s borrowing limit amount. Borrowings under the line of credit are payable in full within 12 months of the date of the advance.

Capital Lease Obligations

The capital lease obligation balance of $16,445 as of September 30, 2018 is primarily associated with the Ryder Lease and the Montgomery Lease. The Ryder Lease obligation excludes decreasing annual interest payments ranging from $129 to less than $3 for aggregate interest payments totaling $409. The Montgomery Lease obligation excludes decreasing annual interest payments beginning at $990 per year, for aggregate interest payments of $12,626.

Debt Obligations

The following table sets forth future principal payments on capital lease obligations at September 30, 2018:

2019	$513
2020	567
2021	625
2022	1,764
2023	625
Thereafter	12,351

Total	$16,445

7. Fair Value Measurements

The accounting standard for fair value measurements establishes a framework for measuring fair value that is based on the inputs market participants use to determine the fair value of an asset or liability and establishes a fair value hierarchy to prioritize those inputs. The fair value hierarchy is as follows:

•	Level 1—Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

•	Level 2—Quoted prices in markets that are not active or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability.

•

Level 3—Prices or valuation models that require inputs that are both significant to the fair value measurement and less observable for objective sources (i.e., supported by little or no market activity).

The fair value hierarchy requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs are obtained from independent sources and can be validated by a third party, whereas unobservable inputs reflect assumptions a third party would use in pricing an asset or liability based on the best information available under the circumstances. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The Plastics Business’s assessment of the significance of a particular input to the fair value measurement requires judgment, which may affect the valuation of the assets and liabilities and their placement within the fair value hierarchy levels. The Plastics Business considers active markets as those in which transactions for the assets or liabilities occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

Fair value of financial instruments

The carrying values of cash and cash equivalents, accounts and notes receivable, accounts payable and short-term borrowings approximate fair value due to the short-term maturity of those instruments.

The carrying values of obligations under capital leases are not significantly different that than fair value at September 30, 2018 and 2017 primarily due to the step up in carrying values of obligations under capital leases as of the closing of the Business Combination. The estimated fair value of these instruments is classified by the Plastics Business as a Level 3 measurement within the fair value hierarchy due to the varying interest rate parameters as outlined in the respective loan agreements.

Assets and Liabilities Measured at Fair Value on a Non-recurring Basis

The Plastics Business may be required to record certain assets and liabilities at fair value on a non-recurring basis as required by U.S. GAAP. Generally, assets are recorded at fair value on a non-recurring basis as a result of impairment charges or as part of a business combination.

During the fiscal years ended September 30, 2018 and 2017, the Plastics Business did not have any transfers between Level 1, Level 2 or Level 3 fair value measurements.

8. Share-Based Compensation and Employee Benefit Plans

Certain employees of the Plastics Business and Nexeo employees that provide direct support to the Plastics Business participate in Nexeo’s share-based compensation plans. Compensation expense includes all share-based compensation expenses associated with Plastics Business employees and an allocation of share based compensation expense associated with Nexeo employees that provide support to the Plastics Business. Share-based compensation expense associated with Nexeo employees that provide support to the Plastics Business has been allocated on the same basis as Nexeo employees’ salaries and benefits. For the fiscal years ended September 30, 2018 and 2017, the Plastics Business recognized share-based compensation expense of $2,491 and $1,784, respectively. Share-based compensation expense recognized in the Plastics Business carve-out combined financial statements represent approximately 35% and 36% of the total Nexeo share-based compensation expense recorded in the consolidated financial statements of Nexeo for the fiscal years ended September 30, 2018 and 2017, respectively.

Separate share based information of the Plastics Business was not practical due to the allocation of shared employees. Therefore, unless otherwise indicated, the information below is with respect to the share based compensation plans of Nexeo.

On June 8, 2016, Nexeo’s stockholders approved the 2016 Long-Term Incentive Plan (“2016 LTIP”), with an effective date of March 30, 2016, covering approximately a ten-year period. No awards may be granted under the 2016 LTIP after March 20, 2026. The 2016 LTIP permits the grant of up to 9,000,000 shares of Nexeo’s common stock for various types of awards to employees, directors and consultants of Nexeo or its subsidiaries, including incentive and non-incentive stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalents, stock awards, conversion awards and performance awards.

Vesting conditions of awards under the 2016 LTIP are determined by the Compensation Committee of the Board of Directors of Nexeo, including treatment upon the occurrence of a change of control of Nexeo. Upon a change of control, the Compensation Committee has the discretion to remove forfeiture restrictions, accelerate vesting, require recipients of awards to surrender the awards for cash consideration, cancel unvested awards without payment of consideration, cause any surviving entity to assume and continue any outstanding awards, or make other such adjustments as the Compensation Committee deems appropriate to reflect such change of control.

If any change is made to Nexeo’s capitalization, appropriate adjustments will be made by the Compensation Committee as to the number and price of shares awarded under the 2016 LTIP, the securities covered by such awards, the aggregate number of shares of common stock of Nexeo available for the issuance of awards under the 2016 LTIP and the maximum annual per person compensation limits on share-based awards under the 2016 LTIP.

Other than in connection with a change in capitalization or other transaction where an adjustment is permitted or required under the terms of the 2016 LTIP, the Compensation Committee is prohibited from making any adjustment or approving any amendment that reduces or would have the effect of reducing the exercise price of a stock option or stock appreciation right previously granted under the 2016 LTIP unless Nexeo’s stockholders have approved such adjustment or amendment.

In each calendar year during any part of which the 2016 LTIP is in effect, an employee may not receive awards under the plan in excess of 1,000,000 shares of common stock, or a value of greater than $12.0 million if an award is to be paid in cash or if settlement is not based on shares of common stock, in each case, multiplied by the number of full or partial calendar years in any performance period established with respect to an award, if applicable. A non-employee member of the Board may not be granted awards with a cumulative value of greater than $1.0 million during any calendar year for services rendered in their capacity as a director. This limit does not apply to grants made to a non-employee director for other reasons not related to their services as a director.

During the fiscal year ended September 30, 2018, Nexeo granted 193,667 performance share units (“PSUs”), under the 2016 LTIP to certain officers and employees. These awards will vest on September 30, 2020, entitling the recipient to receive a certain number of shares of Nexeo’s common stock, based on Nexeo’s achievement of the performance goals included in the PSUs, which are based on a return on invested capital calculation over a three-year performance period. Depending on the calculation as of the vesting date, a recipient is entitled to receive between 0% and 200% of the initial award. The awards are accounted for as equity instruments, and the fair value of these awards was determined by the closing price of Nexeo’s common stock on the date of grant.

During the fiscal year ended September 30, 2017 and 2016, Nexeo granted 212,000 and 1,557,500 PSU awards to employees, respectively, under the 2016 LTIP. The performance aspect of the PSUs vest on June 30, 2019, entitling the recipient to receive a certain number of shares of Nexeo’s common stock, based on Nexeo’s achievement of the performance goals included in the PSUs. Depending on the performance of common stock during the approximate three-year performance period, a recipient of the award is entitled to receive a number of shares of common stock equal to a percentage, ranging from 0% to 200%, of the initial award granted, with a 35% total stockholder return entitling the recipient to receive 100% of the award granted. If Nexeo’s total stockholder return for the performance period is negative, then the number of units ultimately awarded is based on Nexeo’s achievement of its cumulative Adjusted EBITDA target, as defined by the PSU agreement, during the performance period. If total stockholder return is between negative 15% and 0%, a recipient is entitled to receive a number of shares of common stock between 50% and 70% of the number of PSUs granted. If the cumulative Adjusted EBITDA target is not met, or the total stockholder return is less than negative 15%, no shares of Nexeo’s common stock will be issued. Nexeo used the Monte Carlo simulation model to estimate the fair value of the PSU awards at the grant date, considering the probability of satisfying the various performance criteria. The resulting grant date fair value is recognized as expense on a straight-line basis from the grant date through the end of the performance period. The assumptions used in the Monte Carlo simulation model for PSUs included an expected stock price volatility between 35% and 40% based on a peer group of similar companies, an expected dividend yield of 0%, an expected term of two to three years, and a risk-free interest rate of between 0.9% and 1.3%.

The following table summarizes PSU activity during the fiscal year ended September 30, 2018:

	Units	Average Grant Date Fair Value Per Unit
Unvested PSUs at September 30, 2017	1,524,000	$8.92
Grants	193,667	7.50
Vested	—	—
Forfeited/Canceled	(22,500)	9.13

Unvested PSUs at September 30, 2018	1,695,167	$8.76

As of September 30, 2018, Nexeo may issue up to 3,390,334 shares of common stock related to the outstanding PSU awards described above under the 2016 LTIP. The Plastics Business accounted for the PSU awards to Plastics Business employees and Nexeo employees that provide direct support to the Plastics Business as an adjustment to Nexeo’s net investment in Nexeo’s plastics business. Compensation cost of $4.7 million and $4.5 million which is a component of Selling, general and administrative expenses on Nexeo’s consolidated statements of operations for the fiscal years ended September 30, 2018 and 2017, respectively. As of September 30, 2018, Nexeo’s outstanding PSUs had a weighted-average remaining contract life of 0.9 years. As of September 30, 2018, Nexeo had $4.1 million of total unrecognized compensation cost related to non-vested PSUs.

In November 2017, Nexeo granted 415,867 shares of restricted stock to employees under the 2016 LTIP. The restricted stock awards vest equally on the anniversary of the grant date over a three-year period provided that the recipients of such grants continue their employment with Nexeo. The awards are accounted for as equity instruments, and the fair value of the restricted stock awards was determined by the closing price of Nexeo’s common stock on the date of grant.

The following table summarizes restricted stock activity associated with the above grants during the fiscal year ended September 30, 2018:

	Shares of Restricted Stock	Average Grant Date Fair Value Per Unit
Restricted stock at September 30, 2017	—	$—
Granted	415,867	7.50
Vested	—	—
Forfeited/Canceled	(6,600)	7.50

Restricted stock at September 30, 2018	409,267	$7.50

The Plastics Business accounted for the restricted stock awards to Plastics Business employees and Nexeo employees that provide direct support to the Plastics Business as an adjustment to Nexeo’s net investment in Nexeo’s plastics business. Nexeo recognized compensation cost of $1.2 million as a component of Selling, general and administrative expenses on the consolidated statements of operations for the fiscal years ended September 30, 2018 related to these awards. As of September 30, 2018, there was $2.0 million of total unrecognized compensation cost related to these awards, and a weighted average remaining life of 2.1 years.

During the fiscal year ended September 30, 2016, certain restricted stock grants were awarded with respect to 100,000 shares of Nexeo common stock owned by one of Nexeo’s major stockholders. These awards vest in equal amounts over a three-year period provided that the recipients of such grants continue their employment with Nexeo. During the fiscal year ended September 30, 2017, 33,333 shares of these awards vested and 9,576 shares were transferred to Nexeo (reflected as treasury stock) to satisfy the officers’ and employees’ tax withholding obligations in connection with the vesting. Nexeo recognized compensation cost of $0.3 million as a component of Selling, general and administrative expenses on the consolidated statements of operations for the fiscal years ended September 30, 2018 and 2017 related to these awards. As of September 30, 2018, there was $0.4 million of total unrecognized compensation cost related to these awards, and a weighted average remaining life of 0.7 years. While these awards were not made pursuant to the 2016 LTIP, they constitute equity-based compensation and therefore will count against the 2016 LTIP’s share reserve to the extent the awards vest.

During the fiscal year ended September 30, 2018, Nexeo granted 999,492 stock options to employees under the 2016 LTIP. The awards vest in equal amounts over a three-year period provided that the recipients of such grants continue their employment with Nexeo and have a ten-year contractual term. The awards are accounted for as equity instruments. Nexeo used the Black-Scholes Merton model to estimate the fair value of the option awards at the grant date. The resulting grant date fair value is recognized as expense on a straight-line basis over the vesting period. The assumptions used in the Black-Scholes Merton model for the options included an expected term of six years, an expected stock price volatility of 35.0% based on a peer group of similar companies, an expected dividend yield of 0% and a risk-free interest rate of 2.1%.

The following table summarizes stock option activity during the fiscal year ended September 30, 2018:

	Stock Options	Average Grant Date Fair Value Per Unit	Weighted Average Exercise Price
Stock options at September 30, 2017	—	$—	$—
Granted	999,492	2.84	7.42
Exercised	—	—	—
Forfeited/Canceled	(6,600)	2.84	7.42

Stock options at September 30, 2018	992,892	$2.84	$7.42

The outstanding stock options as of September 30, 2018 had an aggregate intrinsic value of $4.8 million. No stock options were exercisable as of September 30, 2018. The Plastics Business accounted for the stock options to Plastics Business employees and Nexeo employees that provide direct support to the Plastics Business as an adjustment to Nexeo’s net investment in Nexeo’s plastics business. Nexeo recognized compensation cost of $0.8 million as a component of Selling, general and administrative expenses on the consolidated statements of operations for the fiscal years ended September 30, 2018 related to these awards. As of September 30, 2018, there was $1.9 million of total unrecognized compensation cost related to these awards, and a weighted average remaining life of 9.1 years.

During the fiscal year ended September 30, 2017, Nexeo granted certain employees a total of 28,000 RSUs that vest equally over a three-year period on the anniversary of the grant date provided the employee remains employed by Nexeo. Upon vesting, the recipients will receive a share of common stock in Nexeo for each RSU awarded. The fair value of these RSUs was determined based on the closing price of the Nexeo’s stock on the grant date.

The following table summarizes RSU award activity during the fiscal year ended September 30, 2018:

	RSUs	Average Grant Date Fair Value Per Unit
Unvested RSUs at September 30, 2017	24,500	$7.28
Grants	—	—
Vested	(8,162)	7.28
Forfeited/Canceled	—	—

Unvested RSUs at September 30, 2018	16,338	$7.28

The RSUs are accounted for as equity instruments. The Plastics Business accounted for the RSUs to Plastics Business employees and Nexeo employees that provide direct support to the Plastics Business as an adjustment to Nexeo’s net investment in Nexeo’s plastics business and Nexeo recognized compensation cost of $0.1 million as a component of Selling, general and administrative expenses on the consolidated statements of operations during the fiscal years ended September 30, 2018 and 2017 related to the RSUs. As of September 30, 2018, there was $0.1 million of total unrecognized compensation cost related to the RSUs, and a weighted average remaining life of 1.1 years.

During the fiscal year ended September 30, 2017, Nexeo also awarded 10,500 phantom RSUs and 10,000 phantom PSUs to certain non-U.S. employees. The phantom RSUs vest equally over a three-year period on the anniversary of the grant date while the phantom PSUs vest under the same conditions as the PSU awards described above. During the fiscal year ended September 30, 2017, 3,500 of the phantom RSUs were forfeited and all of the phantom PSUs were forfeited. Upon vesting and provided the employee remains employed by Nexeo at that time, the awards will be settled in cash. In accordance with ASC 718, the remaining phantom RSU awards are accounted for as a liability, with the awards re-measured at the end of each reporting period based on the closing price of Nexeo’s common stock or using a Monte Carlo simulation model, as applicable. Compensation expense is recognized ratably on a straight-line basis over the requisite service period. An immaterial amount of compensation expense was recognized during the fiscal years ended September 30, 2018 and 2017 related to these awards.

As of September 30, 2018, there were 3,980,465 shares of Nexeo’s common stock available for issuance under the 2016 LTIP.

Defined Contribution Plans

Qualifying employees of the Plastics Business are eligible to participate in Nexeo sponsored 401(k) Plan. The 401(k) Plan is a defined contribution plan which allows employees to make tax deferred contributions as well as company contributions, designed to assist employees of Nexeo and its affiliates in providing for their retirement. Nexeo matches 100% of employee contributions up to 4.0%. Nexeo makes an additional contribution to the 401(k) Plan of 1.5%, 3.0%, or 4.5%, based upon years of service of one to ten years, eleven to twenty years and over twenty-one years of service, respectively. A version of the 401(k) Plan is also available for qualifying employees of Nexeo in its foreign subsidiaries. Matching contributions are allocated to the Plastics Business and charged to expense as follows:

	Fiscal Year Ended
	September 30, 2018	September 30, 2017
Contributions recorded as a component of cost of sales and operating expenses	$1,059	$1,065
Contributions recorded as a component of selling, general and administrative expenses	1,928	2,393

Total contributions	$2,987	$3,458

9. Commitments, Contingencies and Litigation

Operating Leases

The Plastics Business is a lessee of office buildings, transportation equipment, warehouses and storage facilities, other equipment, facilities and properties under operating lease agreements that expire at various dates. Rent expense (including rentals under short-term leases) was $7,472 and $7,267 for the fiscal years ended September 30, 2018 and 2017.

Future minimum non-cancellable rental payments as of September 30, 2018 are as follows:

2019	$1,694
2020	1,374
2021	891
2022	527
2023	26
Thereafter	—

Total	$4,512

Capital Leases

The Plastics Business leases certain equipment and facilities under capital lease agreements. As of September 30, 2018 future minimum lease payments under capital leases were as follows:

2019	$2,319
2020	2,355
2021	2,360
2022	3,446
2023	1,898
Thereafter	24,837

Total minimum capital lease payments	37,215
Less amount representing executory costs	(7,735)
Less amount representing interest	(13,035)

Present value of net minimum capital lease payments	$16,445

Other Legal Proceedings

The Plastics Business is subject to various claims and legal proceedings covering a wide range of matters that arise in the ordinary course of its business activities, including product liability claims. Management believes that any liability that may ultimately result from the resolution of these matters will not have a material adverse effect on the financial condition or results of operations of the Plastics Business.

10. Income Taxes

The Plastics Business provides for income taxes and the related accounts under the asset and liability method. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates expected to be in effect during the year in which the basis differences reverse. The Plastics Business has not recognized deferred taxes for temporary outside basis differences of $48.1 million as of September 30, 2018, related to investments in foreign subsidiaries that management considers to be permanent in duration. It is not practicable to estimate the amount of the unrecognized deferred income tax liabilities at this time due to the complexities associated with its hypothetical calculation. As previously mentioned in Note 1, concurrent with or immediately upon closing the merger between Univar and Nexeo, Univar intends to sell Nexeo’s Plastics Business to an unrelated buyer. As such, the outside basis amount reflects the outside basis of separate legal entities whose equity is currently assumed to be sold in connection with the operations of the Plastics Business.

The Plastics Business parent is organized as a limited liability company and is considered a disregarded entity for U.S. income tax purposes. As such, with the exception of a limited number of state and local jurisdictions, the Plastics Business is not subject to U.S. income taxes. The Plastics Business’s controlled foreign corporations are subject to taxation at the entity level in each of their respective jurisdictions.

For all periods, the Plastics Business computed the provision for income taxes based on the actual year-to-date effective tax rate by applying the discrete method. Use of the annual effective tax rate, which relies on accurate projections by legal entity of income earned and taxed in foreign jurisdictions, as well as accurate projections by legal entity of permanent and temporary differences, was not considered a reliable estimate for purposes of calculating year-to-date income tax expense.

For financial reporting purposes, income (loss) before income taxes includes the following components:

	Fiscal Year Ended
	September 30, 2018	September 30, 2017
U.S.	$30,250	$28,823
Foreign	19,906	13,993

Income before income taxes	$50,156	$42,816

A summary of income tax expense (benefit) is as follows:

	Fiscal Year Ended
	September 30, 2018	September 30, 2017
Current tax expense:
U.S. - Federal	$—	$—
U.S. - State	372	219
Foreign	9,651	4,717

Total current tax expense	10,023	4,936

Deferred tax benefit:
U.S. - Federal	—	—
U.S. - State	2	(3)
Foreign	(1,705)	(1,305)

Total deferred tax benefit	(1,703)	(1,308)

Total net income tax expense	$8,320	$3,628

The reconciliation of the U.S. statutory tax rate to the Plastics Business’ effective tax rate is as follows:

	Fiscal Year Ended
	September 30, 2018	September 30, 2017
U.S. statutory rate	0.0%	0.0%
Pretax income (loss) at statutory rate	$—	$—
State income taxes	374	217
Statutory rate differential	5,166	3,459
Withholding and other taxes	477	406
Other permanent differences	(30)	(159)
True-up to prior year taxes	1,760	75
Fin 48 expense	2,232	3
Non U.S. tax credit	(1,999)	—
Other	—	(127)
Valuation allowance	340	(246)

Income tax expense	$8,320	$3,628

Effective tax rate	16.6%	8.5%

Temporary differences that result in significant deferred tax assets and liabilities are as follows:

	September 30, 2018	September 30, 2017
Deferred Tax Assets
Foreign operating losses	$5,537	$6,347
Unrealized losses	256	231
Fixed assets and intangibles	156	182
Compensation and other accruals	825	830
Non-US tax credit	1,948	—
Other items	462	405
Valuation allowance	(3,344)	(3,127)

Total deferred tax assets	$5,840	$4,868

Deferred Tax Liabilities
Fixed assets and intangibles	$12,894	$11,478
Compensation and other accruals	166	190
Other items	10	71

Total deferred tax liabilities	$13,070	$11,739

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

At September 30, 2018, the Plastics Business had foreign loss carryforwards of $23,365. In those countries in which net operating losses are subject to an expiration period, the Plastics Business’ loss carryforwards, if not utilized, will expire at various dates from 2018 through 2038. Based on historical performance, the Plastics Business believes that it is more likely than not that taxable income in future years will allow the Plastics Business to utilize the carryforwards that have not had a valuation allowance placed against them.

At September 30, 2018 and September 30, 2017, the valuation allowance was $3,344 and $3,127, respectively, primarily relating to operations in Asia. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Based upon management’s expectations at September 30, 2018, management believes it is more likely than not that it will realize the majority of its deferred tax assets.

Uncertain Tax Positions

U.S. GAAP prescribes a recognition threshold and measurement attribute for the accounting and financial statement disclosure of tax positions taken or expected to be taken in a tax return. The evaluation of a tax position is a two-step process. The first step requires the Plastics Business to determine whether it is more likely than not that a tax position will be sustained upon examination based on the technical merits of the position. The second step requires the Plastics Business to recognize in the financial statements each tax position that meets the more likely than not criteria, measured as the amount of benefit that has a greater than 50% likelihood of being realized. Any differences between the amount of tax benefits taken or expected to be taken in the income tax returns and the amount of tax benefits recognized in the financial statements would represent the Plastics Business’ unrecognized income tax benefits.

The Plastics Business’ recognizes interest and penalties related to uncertain tax positions, if any, as a component of income tax expense in the carve-out combined statement of operations.

At September 30, 2018 and September 30, 2017, the Plastics Business had no material balances related to uncertain tax positions.

The Plastics Business or one of its subsidiaries files income tax returns in various state and foreign jurisdictions. Within the U.S., the Plastics Business is subject to federal and state income tax examination by tax authorities for periods after December 2014. With respect to countries outside of the U.S., with certain exceptions, the Plastics Business’ foreign subsidiaries are subject to income tax audits for years after 2013.

11. Subsequent events

The Plastics Business has evaluated subsequent events from the carve-out combined balance sheet date through January 31, 2019, the date at which the financial statements were available to be issued and noted the following.

On September 17, 2018, Nexeo announced that it had entered into a merger agreement with Univar, Inc. (“Univar”) whereby Univar would acquire Nexeo in a cash and stock transaction. Concurrent with or immediately upon closing the merger, Univar intends to sell Nexeo’s Plastics Business to an unrelated buyer.

Nexeo Plastics Business

Carve-Out Condensed Combined Balance Sheets

(Unaudited, in thousands)

	December 31, 2018	September 30, 2018
Current Assets
Cash and cash equivalents	$33,083	$36,362
Accounts and notes receivable (net of allowance for doubtful accounts of $1,572 and $961, respectively)	272,959	303,922
Inventories	203,001	185,224
Other current assets	11,889	9,612

Total current assets	520,932	535,120

Non-Current Assets
Property, plant and equipment, net	47,306	48,140
Goodwill	274,833	276,685
Other intangible assets, net of amortization	56,473	58,937
Other non-current assets	1,528	2,214

Total non-current assets	380,140	385,976

Total Assets	$901,072	$921,096

Current Liabilities
Short-term borrowings, current portion of long-term debt and capital lease obligations	$40,150	$38,568
Accounts payable	182,353	200,790
Accrued expenses and other liabilities	15,628	25,249

Total current liabilities	238,131	264,607

Non-Current Liabilities
Capital lease obligations, less current portion, net	15,795	15,932
Other non-current liabilities	12,119	13,673

Total non-current liabilities	27,914	29,605

Total Liabilities	266,045	294,212

Commitments and Contingencies
Invested Equity
Nexeo’s net investment in Nexeo’s Plastics business	632,755	621,499
Accumulated other comprehensive income	2,272	5,385

Total Invested Equity	635,027	626,884

Total Liabilities and Invested Equity	$901,072	$921,096

The accompanying notes are an integral part of these Carve-Out Condensed Combined Financial Statements.

Nexeo Plastics Business

Carve-Out Condensed Combined Statements of Operations and Comprehensive Income (Loss)

(Unaudited, in thousands)

	Three months ended December 31,
	2018	2017
Sales and operating revenues	$460,740	$469,654
Cost of sales and operating expenses	421,739	427,033

Gross profit	39,001	42,621
Selling, general and administrative expenses	30,414	31,686
Transaction related costs	3,051	15

Operating income	5,536	10,920
Other income	48	31
Interest income (expense)
Interest income	104	101
Interest expense	(1,049)	(969)
Affiliate interest expense - Nexeo	(691)	(568)

Income before income taxes	3,948	9,515
Income tax expense	1,247	1,091

Net income	2,701	8,424
Other comprehensive income (loss)
Unrealized foreign currency gain (loss), net of tax	(3,113)	1,344

Comprehensive Income (Loss)	$(412)	$9,768

The accompanying notes are an integral part of these Carve-Out Condensed Combined Financial Statements.

Nexeo Plastics Business

Carve-Out Condensed Combined Statements of Changes in Invested Equity

(Unaudited, in thousands)

	Nexeo’s net investment in Nexeo’s Plastics business	Accumulated Other Comprehensive Income (Loss)	Total
Balance at September 30, 2018	$621,499	$5,385	$626,884
Comprehensive income:
Total comprehensive income (loss)	2,701	(3,113)	(412)
Invested equity by Nexeo	8,555	—	8,555

Balance at December 31, 2018	$632,755	$2,272	$635,027

	Nexeo’s net investment in Nexeo’s Plastics business	Accumulated Other Comprehensive Income	Total
Balance at September 30, 2017	$626,316	$7,645	$633,961
Comprehensive income:
Total comprehensive income	8,424	1,344	9,768
Invested equity by Nexeo	9,290	—	9,290

Balance at December 31, 2017	$644,030	$8,989	$653,019

The accompanying notes are an integral part of these Carve-Out Condensed Combined Financial Statements.

Nexeo Plastics Business

Carve-Out Condensed Combined Statements of Cash Flows

(Unaudited, in thousands)

	Three months ended December 31,
	2018	2017
Cash flows from operations
Net income from operations	$2,701	$8,424
Adjustments to reconcile to cash flows from operations:
Depreciation and amortization	5,302	6,237
Provision for bad debt	355	146
Deferred income taxes	(263)	87
Stock-based compensation charges	605	484
(Gain) loss from sale of property and equipment	(3)	12
Changes in assets and liabilities:
Accounts and notes receivable	28,675	25,119
Inventories	(18,818)	(28,932)
Other current assets	(2,293)	(1,754)
Accounts payable	(17,175)	(4,945)
Accrued expenses and other liabilities	(9,746)	(5,052)
Changes in other operating assets and liabilities, net	(153)	(42)

Net cash provided by (used in) operating activities	(10,813)	(216)

Cash flows from investing activities
Additions to property and equipment	(151)	(818)
Proceeds from the disposal of property and equipment	—	247
Cash paid for assets acquired	—	—

Net cash used in investing activities	(151)	(571)

Cash flows from financing activities
Proceeds from short-term debt	29,595	27,856
Repayments of short-term debt	(27,978)	(31,557)
Repayments of capital lease obligations	(123)	(107)
Net parent investment by Nexeo	5,712	5,916

Net cash provided by (used in) financing activities	7,206	2,108
Effect of exchange rate changes on cash and cash equivalents	479	(284)

Increase (decrease) in cash and cash equivalents	(3,279)	1,037
Cash and cash equivalents at the beginning of the period	36,362	28,572

Cash and cash equivalents at the end of the period	$33,083	$29,609

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$626	$577

Cash paid during the period for taxes (net of refunds)	$2,337	$999

The accompanying notes are an integral part of these Carve-Out Condensed Combined Financial Statements.

Nexeo Plastics Business

Notes to Carve-Out Condensed Combined Financial Statements

(currencies in thousands)

1. Basis of Presentation and Nature of Operations

Basis of Presentation

The Nexeo Plastics Business (the “Plastics Business”) has not historically constituted a separate legal group and stand-alone financial statements have not previously been prepared for the Plastics Business. The Plastics Business represents the plastics line of business of Nexeo Solutions, Inc. (“Nexeo”), a global distributor of chemicals products in North America and Asia, a global distributor of plastics in North America, Europe, Middle East and Africa (“EMEA”) and Asia and a provider of on-site and off-site hazardous and non-hazardous environmental services. These carve-out condensed combined financials for the Plastics Business as of December 31, 2018 and December 31, 2017 include all of Nexeo’s plastics line of business and a selected chemicals distribution business in Asia. The Plastics Business is comprised of a combination of unincorporated commercial units of Nexeo and its various subsidiary companies and, in certain jurisdictions, separate legal entities.

On September 17, 2018, Nexeo announced that it had entered into a merger agreement with Univar, Inc. (“Univar”) whereby Univar would acquire Nexeo in a cash and stock transaction (“Univar Merger Agreement”). On February 8, 2019, Nexeo, Neon Holdings Inc., a Delaware Corporation, an affiliate of One Rock Capital Partners, LLC (the “Plastics Buyer”) and, solely for limited purposes, Univar entered into the Purchase and Sale Agreement (the “Purchase Agreement”) to sell Nexeo’s plastics assets through the sale of the equity interests of Nexeo Solutions Plastics, LLC. Under the terms of the Purchase Agreement, the purchase price is approximately $640.0 million payable in cash, subject to certain adjustments (the “Plastics Transaction”).

These financial statements have been prepared on a stand-alone basis derived from the financial statements and related accounting records of Nexeo (together with its subsidiaries). The accompanying carve-out condensed combined financial statements present the historical financial position, results of operations and changes in comprehensive income, changes in Nexeo’s net investment and cash flows of the Plastics Business as it was historically managed and are presented in accordance with accounting principles generally accepted in the United States. In the opinion of management, all adjustments (consisting of normal recurring adjustments, except as disclosed herein) considered necessary for a fair statement have been included.

The carve-out condensed combined financial statements reflect allocations of direct and indirect expenses related to certain support functions that are provided on a centralized basis by Nexeo. These expenses have been allocated to the Plastics Business on the basis of direct usage when identifiable, with others allocated based on relevant data criteria, such as the Plastics Business percentage share of revenue, cost of sales or gross margin percentage of Nexeo on a consolidated basis. Management believes the assumptions underlying the carve-out condensed combined financial statements, including the assumptions regarding allocation of expenses, are reasonable. The financial information in these financial statements does not include all the expenses that would have been incurred had the Plastics Business operated as a separate stand-alone entity and accordingly, may not reflect results of operations, financial position and cash flows had the Plastics business been a stand-alone company during the three months ended December 31, 2018 and 2017. It is not practicable to estimate the differences between the costs allocated by Nexeo and those that would have been incurred had the Plastics Business been a stand-alone company during the periods presented.

Nexeo has historically operated its Plastics Business with dedicated facilities and equipment in certain locations and on a comingled or joint basis at certain Nexeo facilities. The assets, liabilities and related expenses associated with the Plastics Business are included in the carve-out condensed combined financial statements in their entirety. Management has determined that certain facilities currently operated on a joint basis will be solely dedicated to Plastics Business and will be included in the anticipated sale of the Plastics Business. As such, those assets have been included in the carve-out condensed combined financial statements. Expenses historically associated with comingled assets, including corporate offices, have been allocated to the Plastics Business herein based on estimated usage.

Nexeo uses a centralized approach to cash management and financing the majority of its operations. Transactions between Nexeo and the Plastics Business are accounted for through the Nexeo net investment account. Accordingly, none of the Nexeo cash, cash equivalents, investment, debt, or related interest income/expense at the corporate level has been assigned to the Plastics Business in the carve-out condensed combined financial statements.

All significant intercompany transactions between the Plastics Business and Nexeo have been included in these carve-out condensed combined financial statements. Certain intercompany balances between the Plastics Business and Nexeo have been supported by intercompany loan agreements with interest rates based on LIBOR which ranged from 3.780% to 12.175%. For the three months ended December 31, 2018 and 2017 the Plastics Business incurred $691 and $568, respectively, in interest expense relating to such intercompany loan balances. Interest expense between Nexeo and the Plastics Business has historically been cash settled. Upon consummation of the sale of the Plastics Business, the intercompany loan balances and any unpaid interest are expected to be capitalized as a component of Nexeo’s net investment in Nexeo’s Plastics Business. As of December 31, 2018 and September 30, 2018, Nexeo’s net investment in Nexeo’s Plastics Business included intercompany balances payable to Nexeo totaling $58,727 and $57,976, respectively, including unpaid interest.

Nature of Operations

The Plastics Business distributes a broad product line consisting of commodity polymer products and prime engineering resins to approximately 12,000 plastic processors via railcars, bulk trucks, truckload boxes and mixed truckloads, or less-than-truckload quantities. The Plastics Business products are distributed in more than 60 countries worldwide. The Plastics Business serves a broad cross section of end markets, including healthcare, packaging consumer, automotive and general industrial.

2. Recent Accounting Pronouncements

Recent Accounting Pronouncements Adopted

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606). The amendments in this ASU will supersede the revenue recognition requirements in Topic 605, Revenue Recognition and require that revenue be recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The Plastics Business adopted this standard on October 1, 2018 using the modified retrospective approach, and it did not have an impact on the Plastics Business’ carve-out condensed combined financial statements. For disclosures related to the adoption of this guidance, see Note 3.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. This ASU will make eight targeted changes to how cash receipts and cash payments are presented and classified in the statement of cash flows. The new standard is effective for fiscal years beginning after December 15, 2017. The Plastics Business adopted this standard on October 1, 2018, and it did not have an impact on the Plastics Business’ carve-out condensed combined statement of cash flows.

New Accounting Pronouncements Not Yet Adopted as of December 31, 2018

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This ASU requires all leases with terms greater than 12 months, whether finance or operating, to be recorded on the balance sheet, reflecting a liability to make lease payments and a right-to-use asset representing the right to use the underlying asset for the lease term. The recognition, measurement and presentation of expenses and cash flows arising from a lease by a lessee will not significantly change from current U.S. GAAP. These amendments are effective for the reporting periods beginning after December 15, 2018 with early adoption permitted. An entity adopting using the modified retrospective approach will be required to recognize and measure leases at the beginning of the earliest period presented or as of the beginning of the fiscal year of adoption by recording a cumulative-effect adjustment to equity as of the beginning of the fiscal year of adoption. The Plastics Business is in the process of evaluating the potential effects of this standard and believes it may have a significant impact on its consolidated financial statements due, in part, to several operating lease obligations that will be reflected on the Plastics Business’ carve-out condensed combined balance sheet upon adoption of the new guidance.

3. Revenue

On October 1, 2018, the Plastics Business adopted the new revenue standard and there were no adjustments recorded in connection with the adoption.

The Plastics Business disaggregates revenues by geography and by product type. Disaggregation by geography and product type provides information relevant to understanding underlying economic and regional trends.

The following table disaggregates external customer net sales by geography:

December 31, 2018
U.S.	$262,375
EMEA	119,967
Asia	44,158
Canada	21,850
Other North America	12,390

Total external customer net sales	$460,740

The following table disaggregates external customer net sales by specialties and non-specialties:

December 31, 2018
Specialty	$221,010
Non-Specialty	239,730

Total external customer net sales	$460,740

Revenue is recognized when performance obligations are satisfied, which generally occurs when goods or services are transferred to the customer. Revenue is measured as the amount of consideration the Plastics Business expects to receive in exchange for transferring goods or providing services. Payment terms and conditions may vary by regions where the Plastics Business operates; however, the term between invoicing and when payment is due is less than one year. As of December 31, 2018, none of the Plastics Business contracts contained a significant financing component.

The Plastics Business is generally the primary obligor in sales transactions with its customers and recognizes revenue primarily based on the gross amount billed to the customer. In sales transactions where the Plastics Business is not the primary obligor, it recognizes revenue on a net basis by recognizing only the commission retained from such sales and including that commission in sales and operating revenues in the condensed consolidated statements of operations.

Consistent with industry standards, the Plastics Business may offer volume-based rebates to large customers if the customer purchases a specified volume with the Plastics Business over a specified time period. The Plastics Business utilizes its experience and access to relevant information to reasonably estimate the amounts of such deductions from gross revenues and regularly reviews the estimates and adjusts accordingly if and when actual experience differs from estimates.

Sales are reported net of tax assessed by governmental authorities. Shipping and handling activities are considered fulfillment costs, and the related amounts billed to customers are included in revenues.

Specialty

The Plastics Business classifies the products it sells as specialty products when the products have specified applications, are not easily duplicated and innovation is the main catalyst for product change. These products present higher costs to customers to make a change, have longer sales cycles and may include value added services that are critical to customer purchasing decisions.

Non-Specialty

Products which are not specifically classified as specialty products by the Plastics Business are classified as non-specialty products. Typically, attributes of non-specialty products include ease of product change, shorter sales cycles and increased market availability of substitute products. With some exceptions, these attributes generally cause customers of non-specialty products to be more price sensitive.

Costs to Obtain or Fulfill Contracts with Customers

The Plastics Business does not incur significant costs to obtain contracts and therefore none have been capitalized.

Deferred Revenue

While the Plastics Business typically bills the customer when products are transferred into the control of the customer, the Company occasionally collects revenues from customers in bill and hold or other similar arrangements or when customers have provided the Plastics Business with consideration prior to the Plastics Business satisfying a performance obligation. The Plastics Business recognizes these prepayments as deferred revenues and the balances as of December 31, 2018 and September 30, 2018 were not material.

4. Inventory

Inventories at December 31, 2018 and September 30, 2018 consisted of the following:

	December 31, 2018	September 30, 2018
Finished products	$202,151	$184,329
Supplies	850	895

Total	$203,001	$185,224

5. Property, Plant and Equipment

Property, plant and equipment at December 31, 2018 and September 30, 2018 consisted of six operating facilities and equipment therein specifically associated with the Plastics Business (does not include any allocation of shared or comingled facilities or corporate assets) as follows:

	December 31, 2018	September 30, 2018
Land	$6,760	$6,760
Plants and buildings(1)	34,962	34,966
Machinery and equipment (2)	14,815	14,752
Software and computer equipment	1,213	1,201
Construction in progress	130	53

Total	57,880	57,732
Less accumulated depreciation (3)	(10,574)	(9,592)

Property, plant and equipment, net	$47,306	$48,140

(1)	Includes $13,661 as of December 31, 2018 and September 30, 2018, respectively, related to facilities acquired under capital leases.
(2)	Includes $3,919 and $3,924, respectively, related to equipment acquired under capital leases.
(3)	Includes $2,403 and $2,132, respectively, related to facilities and equipment acquired under capital leases.

Depreciation expense recognized on the property, plant and equipment described above as well as allocated depreciation expense from commingled or joint operating facilities and corporate offices totaled $3,212 and $4,120 for the three months ended December 31, 2018 and 2017, respectively.

Facility Lease

The Plastics Business has a leased facility in Montgomery, Illinois (the “Montgomery Lease”). The Montgomery Lease has a term of 15 years, with annual payments beginning at $1,100 per year, excluding executory costs, and annual escalations of 2.5% per year. The lease agreement includes three, five year renewal options. The Montgomery Lease is accounted for as a capital lease and began in the first quarter of fiscal year 2017 at an initial cost of $13,231.

6. Goodwill and Other Intangibles

Goodwill

The following is a progression of goodwill:

Total
Balance at September 30, 2018	$276,685
Foreign currency translation	(1,852)

Balance at December 31, 2018	$274,833

Goodwill Impairment Test

Goodwill is tested for impairment annually as of March 31 and whenever events or circumstances make it more likely than not that an impairment may have occurred. Goodwill is required to be reviewed for impairment at the reporting unit level, which is defined as operating segments or groupings of businesses one level below the operating segment level. The Plastics Business is considered a single operating segment/reporting unit for purposes of impairment testing in the carve-out condensed combined financial statements. For purposes of the impairment testing of the Plastics Business’ recognized goodwill, fair value measurements are determined using the income approach, based largely on inputs that are not observable to active markets, which would be deemed Level 3 fair value measurements as defined in Note 8. These inputs include management’s expectations about future revenue growth and profitability, working capital needs and capital expenditures. Inputs also include estimates of a market participant’s expectations for 1) a discount rate at which the cash flows should be discounted in order to determine the fair value of such expected cash flows, and 2) an estimated income tax rate. The Plastics Business also considers a market approach using the comparable company method to verify if is comparable to the income approach.

The Plastics Business performed an impairment test as of March 31, 2018 and concluded that goodwill was not impaired.

The evaluation of goodwill requires the use of estimates about future operating results of the Plastics Business to determine its estimated fair value. Changes in forecasted operations can materially affect these estimates, which could materially affect the Plastics Business’ results of operations. The estimate of fair value requires significant judgment and is based on management’s fair value estimates on assumptions that are believed to be reasonable; but that are unpredictable and inherently uncertain, including: estimates of future growth rates, operating margins and assumptions about the overall economic climate as well as the competitive environment for the reporting units. There can be no assurance that these estimates and assumptions made for purposes of the goodwill testing as of the time of testing will prove to be accurate. If assumptions regarding business plans, competitive environments or anticipated growth rates are not correct, the Plastics Business may be required to record goodwill impairment charges in future periods, whether in connection with future annual impairment testing, or earlier, if an indicator of an impairment is present prior to the next annual evaluation.

Other Intangible Assets

Definite-lived intangible assets at December 31, 2018 and September 30, 2018 consisted of the following:

	December 31, 2018			September 30, 2018
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer-related	$67,300	$(14,600)	$52,700	$67,710	$(13,203)	$54,507
Trade name	10,500	(6,727)	3,773	10,500	(6,070)	4,430

Total	$77,800	$(21,327)	$56,473	$78,210	$(19,273)	$58,937

In April 2017, the Plastics Business acquired customer contracts, a customer list and inventory. The total consideration associated with this transaction was approximately $1,887, with $1,601 paid at closing. The remaining consideration was paid in April 2018. In connection with this transaction, the Plastics Business recognized an intangible asset related to the customer list of approximately $1,146, which is included in Other intangible assets, net of amortization on the Plastics Business’ carve-out condensed combined balance sheets and will be amortized over an estimated useful life of five years.

Amortization expense recognized on the intangible assets described above was $2,090 and $2,117 for the three months ended December 31, 2018 and 2017, respectively.

Expected amortization expense for the next five years is as follows:

2019	$8,561
2020	7,085
2021	5,936
2022	5,763
2023	5,705

7. Debt

Short-term borrowings outstanding and the current portion of long-term debt and capital lease obligations at December 31, 2018 and September 30, 2018 are summarized below:

	December 31, 2018	September 30, 2018
Short-term borrowings	$39,625	$38,055
Current portion of long-term debt and capital lease obligations	525	513

Total short-term borrowings and current portion of long-term debt and capital lease obligations, net	$40,150	$38,568

Long-term debt outstanding at December 31, 2018 and September 30, 2018 is summarized below:

	December 31, 2018	September 30, 2018
Capital lease obligations (1)	16,320	16,445
Less: current portion of capital lease obligations	(525)	(513)

Long-term capital lease obligations, less current portion, net	$15,795	$15,932

(1)	Capital lease obligations exclude executory costs and interest payments associated with the underlying leases. See “Capital Lease Obligations” below.

Short-Term Borrowings

The Plastics Business’ short-term borrowings are associated with the Plastics Business’ operations in China and are summarized below:

	Facility Limit	Outstanding Borrowings Balance	Weighted Average Interest Rate on Borrowings	Outstanding LOC and Bankers’ Acceptance Bills	Remaining Availability
December 31, 2018
Bank of America - China (1)	$24,270	$22,108	4.6%	$—	$2,162
Bank of Communications - China (2)	21,807	17,517	5.4%	3,412	878

Total	$46,077	$39,625		$3,412	$3,040

September 30, 2018
Bank of America - China (1)	$24,270	$22,158	4.6%	$—	$2,112
Bank of Communications - China (2)	21,837	15,897	5.4%	5,137	803

Total	$46,107	$38,055		$5,137	$2,915

(1)

The borrowing limit of this facility is denominated in USD. This line of credit is secured by a standby letter of credit issued by a lender to Nexeo covering at least 110% of the facility’s borrowing limit amount. Borrowings under the line of credit are payable in full within 12 months of the date of the advance.

(2)

The borrowing limit of this facility is denominated in RMB. This line of credit is secured by a standby letter of credit issued by a lender to Nexeo covering at least 100% of the facility’s borrowing limit amount. Borrowings under the line of credit are payable in full within 12 months of the date of the advance.

Capital Lease Obligations

The capital lease obligation balance of $16,320 as of December 31, 2018 is primarily associated with the Ryder Lease and the Montgomery Lease. The Ryder Lease obligation excludes decreasing annual interest payments ranging from $125 to less than $1 for aggregate interest payments totaling $375. The Montgomery Lease obligation excludes decreasing annual interest payments beginning at $987 per year, for aggregate interest payments of $12,378.

Debt Obligations

The following table sets forth future principal payments on capital lease obligations at December 31, 2018:

2019	$526
2020	579
2021	639
2022	1,950
2023	360
Thereafter	12,266

Total	$16,320

8. Fair Value Measurements

The accounting standard for fair value measurements establishes a framework for measuring fair value that is based on the inputs market participants use to determine the fair value of an asset or liability and establishes a fair value hierarchy to prioritize those inputs. The fair value hierarchy is as follows:

•	Level 1—Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

•	Level 2—Quoted prices in markets that are not active or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability.

•

Level 3—Prices or valuation models that require inputs that are both significant to the fair value measurement and less observable for objective sources (i.e., supported by little or no market activity).

The fair value hierarchy requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs are obtained from independent sources and can be validated by a third party, whereas unobservable inputs reflect assumptions a third party would use in pricing an asset or liability based on the best information available under the circumstances. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The Plastics Business’ assessment of the significance of a particular input to the fair value measurement requires judgment, which may affect the valuation of the assets and liabilities and their placement within the fair value hierarchy levels. The Plastics Business considers active markets as those in which transactions for the assets or liabilities occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

Fair value of financial instruments

The carrying values of cash and cash equivalents, accounts and notes receivable, accounts payable and short-term borrowings approximate fair value due to the short-term maturity of those instruments.

The carrying values of obligations under capital leases are not significantly different that than fair value at December 31, 2018 and September 30, 2018 primarily due to the step up in carrying values of obligations under capital leases as of the closing of the Business Combination. The estimated fair value of these instruments is classified by the Plastics Business as a Level 3 measurement within the fair value hierarchy due to the varying interest rate parameters as outlined in the respective loan agreements.

Assets and Liabilities Measured at Fair Value on a Non-recurring Basis

The Plastics Business may be required to record certain assets and liabilities at fair value on a non-recurring basis as required by U.S. GAAP. Generally, assets are recorded at fair value on a non-recurring basis as a result of impairment charges or as part of a business combination.

During the three months ended December 31, 2018 and 2017, the Plastics Business did not have any transfers between Level 1, Level 2 or Level 3 fair value measurements.

9. Share-Based Compensation and Employee Benefit Plans

Certain employees of the Plastics Business and Nexeo employees that provide direct support to the Plastics Business participate in Nexeo’s share-based compensation plans. Compensation expense includes all share-based compensation expenses associated with Plastics Business employees and an allocation of share based compensation expense associated with Nexeo employees that provide support to the Plastics Business. Share-based compensation expense associated with Nexeo employees that provide support to the Plastics Business has been allocated on the same basis as Nexeo employees’ salaries and benefits. For the three months ended December 31, 2018 and 2017, the Plastics Business recognized share-based compensation expense of $605 and $484, respectively. Share-based compensation expense recognized in the Plastics Business carve-out condensed combined financial statements represent approximately 33% and 29% of the total Nexeo share-based compensation expense recorded in the consolidated financial statements of Nexeo for the three months ended December 31, 2018 and 2017, respectively.

Separate share based information of the Plastics Business was not practical due to the allocation of shared employees. Therefore, unless otherwise indicated, the information below is with respect to the share based compensation plans of Nexeo.

On June 8, 2016, Nexeo’s stockholders approved the 2016 Long-Term Incentive Plan (“2016 LTIP”), with an effective date of March 30, 2016, covering approximately a ten-year period. No awards may be granted under the 2016 LTIP after March 20, 2026. The 2016 LTIP permits the grant of up to 9,000,000 shares of Nexeo’s common stock for various types of awards to employees, directors and consultants of Nexeo or its subsidiaries, including incentive and non-incentive stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalents, stock awards, conversion awards and performance awards.

During the fiscal year ended September 30, 2018, Nexeo granted 193,667 performance share units (“PSUs”), under the 2016 LTIP to certain officers and employees. These awards will vest on September 30, 2020, entitling the recipient to receive a certain number of shares of Nexeo’s common stock, based on Nexeo’s achievement of the performance goals included in the PSUs, which are based on a return on invested capital calculation over a three-year performance period. Depending on the calculation as of the vesting date, a recipient is entitled to receive between 0% and 200% of the initial award. The awards are accounted for as equity instruments, and the fair value of these awards was determined by the closing price of Nexeo’s common stock on the date of grant.

During the fiscal year ended September 30, 2017 and 2016, Nexeo granted 212,000 and 1,557,500 PSU awards to employees, respectively, under the 2016 LTIP. The performance aspect of the PSUs vest on June 30, 2019, entitling the recipient to receive a certain number of shares of Nexeo’s common stock, based on Nexeo’s achievement of the performance goals included in the PSUs. Depending on the performance of common stock during the approximate three-year performance period, a recipient of the award is entitled to receive a number of shares of common stock equal to a percentage, ranging from 0% to 200%, of the initial award granted, with a 35% total stockholder return entitling the recipient to receive 100% of the award granted. If Nexeo’s total stockholder return for the performance period is negative, then the number of units ultimately awarded is based on Nexeo’s achievement of its cumulative Adjusted EBITDA target, as defined by the PSU agreement, during the performance period. If total stockholder return is between negative 15% and 0%, a recipient is entitled to receive a number of shares of common stock between 50% and 70% of the number of PSUs granted. If the cumulative Adjusted EBITDA target is not met, or the total stockholder return is less than negative 15%, no shares of Nexeo’s common stock will be issued. Nexeo used the Monte Carlo simulation model to estimate the fair value of the PSU awards at the grant date, considering the probability of satisfying the various performance criteria. The resulting grant date fair value is recognized as expense on a straight-line basis from the grant date through the end of the performance period. The assumptions used in the Monte Carlo simulation model for PSUs included an expected stock price volatility between 35% and 40% based on a peer group of similar companies, an expected dividend yield of 0%, an expected term of two to three years, and a risk-free interest rate of between 0.9% and 1.3%.

The following table summarizes PSU activity during the three months ended December 31, 2018:

	Units	Average Grant Date Fair Value Per Unit
Unvested PSUs at September 30, 2018	1,695,167	$8.76
Grants	—	—
Vested	—	—
Forfeited/Canceled	—	—

Unvested PSUs at December 31, 2018	1,695,167	$8.76

As of December 31, 2018, Nexeo may issue up to 3,390,334 shares of common stock related to the outstanding PSU awards described above under the 2016 LTIP. The Plastics Business accounted for the PSU awards to Plastics Business employees and Nexeo employees that provide direct support to the Plastics Business as an adjustment to Nexeo’s net investment in Nexeo’s plastics business. Compensation cost of $1.2 million which is a component of Selling, general and administrative expenses on Nexeo’s consolidated statements of operations for the three months ended December 31, 2018 and 2017. As of December 31, 2018, Nexeo’s outstanding PSUs had a weighted-average remaining contract life of 0.5 years. As of December 31, 2018, Nexeo had $2.9 million of total unrecognized compensation cost related to non-vested PSUs.

In November 2017, Nexeo granted 415,867 shares of restricted stock to employees under the 2016 LTIP. The restricted stock awards vest equally on the anniversary of the grant date over a three-year period provided that the recipients of such grants continue their employment with Nexeo. The awards are accounted for as equity instruments, and the fair value of the restricted stock awards was determined by the closing price of Nexeo’s common stock on the date of grant.

The following table summarizes restricted stock activity associated with the above grants during the three months ended December 31, 2018:

	Shares of Restricted Stock	Average Grant Date Fair Value Per Unit
Restricted stock at September 30, 2018	409,267	$7.50
Granted	—	—
Vested	(136,291)	7.50
Forfeited/Canceled	—	—

Restricted stock at December 31, 2018	272,976	$7.50

The Plastics Business accounted for the restricted stock awards to Plastics Business employees and Nexeo employees that provide direct support to the Plastics Business as an adjustment to Nexeo’s net investment in Nexeo’s plastics business. Nexeo recognized compensation cost of $0.3 million as a component of Selling, general and administrative expenses on the consolidated statements of operations for the three months ended December 31, 2018 and 2017 related to these awards. As of December 31, 2018, there was $1.7 million of total unrecognized compensation cost related to these awards, and a weighted average remaining life of 1.8 years.

During the fiscal year ended September 30, 2016, certain restricted stock grants were awarded with respect to 100,000 shares of Nexeo common stock owned by one of Nexeo’s major stockholders. These awards vest in equal amounts over a three-year period provided that the recipients of such grants continue their employment with Nexeo. During the fiscal year ended September 30, 2018, 27,471 shares of these awards vested, and 7,163 shares were transferred to Nexeo (reflected as treasury stock) to satisfy the officers’ and employees’ tax withholding obligations in connection with the vesting. During the fiscal year ended September 30, 2017, 33,297 shares of these awards vested and 9,576 shares were transferred to Nexeo (reflected as treasury stock) to satisfy the officers’ and employees’ tax withholding obligations in connection with the vesting. There were 27,559 unvested shares of these awards at December 31, 2018. Nexeo recognized compensation cost of $0.1 million as a component of Selling, general and administrative expenses on the consolidated statements of operations for the three months ended December 31, 2018 and 2017 related to these awards. As of December 31, 2018, there was $0.4 million of total unrecognized compensation cost related to these awards, and a weighted average remaining life of 0.4 years. While these awards were not made pursuant to the 2016 LTIP, they constitute equity-based compensation and therefore will count against the 2016 LTIP’s share reserve to the extent the awards vest.

During the fiscal year ended September 30, 2018, Nexeo granted 999,492 stock options to employees under the 2016 LTIP. The awards vest in equal amounts over a three-year period provided that the recipients of such grants continue their employment with Nexeo and have a ten-year contractual term. The awards are accounted for as equity instruments. Nexeo used the Black-Scholes Merton model to estimate the fair value of the option awards at the grant date. The resulting grant date fair value is recognized as expense on a straight-line basis over the vesting period. The assumptions used in the Black-Scholes Merton model for the options included an expected term of six years, an expected stock price volatility of 35.0% based on a peer group of similar companies, an expected dividend yield of 0% and a risk-free interest rate of 2.1%.

The following table summarizes stock option activity during the three months ended December 31, 2018:

	Stock Options	Average Grant Date Fair Value Per Unit	Weighted Average Exercise Price
Stock Options at September 30, 2018	992,892	$2.84	$7.42
Granted	—	—	—
Exercised	—	—	—
Forfeited/Canceled	—	—	—

Stock options at December 31, 2018	992,892	$2.84	$7.42

The outstanding stock options as of December 31, 2018 had an aggregate intrinsic value of $1.2 million. No stock options were exercisable as of December 31, 2018. The Plastics Business accounted for the stock options to Plastics Business employees and Nexeo employees that provide direct support to the Plastics Business as an adjustment to Nexeo’s net investment in Nexeo’s plastics business. Nexeo recognized compensation cost of $0.2 million and $0.1 million as a component of Selling, general and administrative expenses on the consolidated statements of operations for the three months ended December 31, 2018 and 2017, respectively, related to these awards. As of December 31, 2018, there was $1.6 million of total unrecognized compensation cost related to these awards, and a weighted average remaining life of 8.8 years.

During the fiscal year ended September 30, 2017, Nexeo granted certain employees a total of 28,000 RSUs that vest equally over a three-year period on the anniversary of the grant date provided the employee remains employed by Nexeo. Upon vesting, the recipients will receive a share of common stock in Nexeo for each RSU awarded. The fair value of these RSUs was determined based on the closing price of the Nexeo’s stock on the grant date.

The following table summarizes RSU award activity during the three months ended December 31, 2018:

	RSUs	Average Grant Date Fair Value Per Unit
Unvested RSUs at September 30, 2018	16,338	$7.28
Grants	—	—
Vested	(8,169)	7.28
Forfeited/Canceled	—	—

Unvested RSUs at December 31, 2018	8,169	$7.28

The RSUs are accounted for as equity instruments. The Plastics Business accounted for the RSUs to Plastics Business employees and Nexeo employees that provide direct support to the Plastics Business as an adjustment to Nexeo’s net investment in Nexeo’s plastics business and Nexeo recognized compensation cost of less than $0.1 million as a component of Selling, general and administrative expenses on the consolidated statements of operations during the three months ended December 31, 2018 and 2017 related to the RSUs. As of December 31, 2018, there was less than $0.1 million of total unrecognized compensation cost related to the RSUs, and a weighted average remaining life of 0.9 years.

During the fiscal year ended September 30, 2017, Nexeo also awarded 10,500 phantom RSUs and 10,000 phantom PSUs to certain non-U.S. employees. The phantom RSUs vest equally over a three-year period on the anniversary of the grant date while the phantom PSUs vest under the same conditions as the PSU awards described above. During the fiscal year ended September 30, 2017, 3,500 of the phantom RSUs were forfeited and all of the phantom PSUs were forfeited. Upon vesting and provided the employee remains employed by Nexeo at that time, the awards will be settled in cash. In accordance with ASC 718, the remaining phantom RSU awards are accounted for as a liability, with the awards re-measured at the end of each reporting period based on the closing price of Nexeo’s common stock or using a Monte Carlo simulation model, as applicable. Compensation expense is recognized ratably on a straight-line basis over the requisite service period. An immaterial amount of compensation expense was recognized during the three months ended December 31, 2018 and 2017 related to these awards.

As of December 31, 2018, there were 3,980,465 shares of Nexeo’s common stock available for issuance under the 2016 LTIP.

Defined Contribution Plans

Qualifying employees of the Plastics Business are eligible to participate in Nexeo sponsored 401(k) Plan. The 401(k) Plan is a defined contribution plan which allows employees to make tax deferred contributions as well as company contributions, designed to assist employees of Nexeo and its affiliates in providing for their retirement. Nexeo matches 100% of employee contributions up to 4.0%. Nexeo makes an additional contribution to the 401(k) Plan of 1.5%, 3.0%, or 4.5%, based upon years of service of one to ten years, eleven to twenty years and over twenty-one years of service, respectively. A version of the 401(k) Plan is also available for qualifying employees of Nexeo in its foreign subsidiaries. Matching contributions are allocated to the Plastics Business and charged to expense as follows:

	Three Months Ended
	December 31, 2018	December 31, 2017
Contributions recorded as a component of cost of sales and operating expenses	$262	$252
Contributions recorded as a component of selling, general and administrative expenses	515	479

Total contributions	$777	$731

10. Commitments, Contingencies and Litigation

Operating Leases

The Plastics Business is a lessee of office buildings, transportation equipment, warehouses and storage facilities, other equipment, facilities and properties under operating lease agreements that expire at various dates. Rent expense (including rentals under short-term leases) was $1,900 and $1,854 for the three months ended December 31, 2018 and 2017.

Future minimum non-cancellable rental payments as of December 31, 2018 are as follows:

2019	$1,921
2020	1,448
2021	918
2022	312
2023	49
Thereafter	8

Total	$4,656

Capital Leases

The Plastics Business leases certain equipment and facilities under capital lease agreements. As of December 31, 2018 future minimum lease payments under capital leases were as follows:

2019	$2,323
2020	2,349
2021	2,375
2022	3,539
2023	1,630
Thereafter	24,438

Total minimum capital lease payments	36,654
Less amount representing executory costs	(6,673)
Less amount representing interest	(13,661)

Present value of net minimum capital lease payments	$16,320

Other Legal Proceedings

The Plastics Business is subject to various claims and legal proceedings covering a wide range of matters that arise in the ordinary course of its business activities, including product liability claims. Management believes that any liability that may ultimately result from the resolution of these matters will not have a material adverse effect on the financial condition or results of operations of the Plastics Business.

11. Income Taxes

For all periods, the Plastics Business computed the provision for income taxes based on the actual year-to-date effective tax rate by applying the discrete method. Use of the annual effective tax rate, which relies on accurate projections by legal entity of income earned and taxed in foreign jurisdictions, as well as accurate projections by legal entity of permanent and temporary differences, was not considered a reliable estimate for purposes of calculating year-to-date income tax expense.

The Plastics Business’ parent is organized as a limited liability company and is considered a disregarded entity for U.S. income tax purposes. As such, with the exception of a limited number of state and local jurisdictions, the Plastics Business is not subject to U.S. income taxes. The Plastics Business’ controlled foreign corporations are subject to taxation at the entity level in each of their respective jurisdictions.

Income tax expense for the three month ended December 31, 2018 was $1,247 on pre-tax income of $3,948 compared to the income tax expense of $1,091 on pretax income of $9,515 for the three months ended December 31, 2017. The expense in both periods was primarily due to profitable foreign operations.

At December 31, 2018 and September 30, 2018, the valuation allowance was $3,760 and $3,344, respectively, primarily relating to operations in Asia. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Based upon management’s expectations at December 31, 2018, management believes it is more likely than not that it will realize the majority of its deferred tax assets.

Uncertain Tax Positions

U.S. GAAP prescribes a recognition threshold and measurement attribute for the accounting and financial statement disclosure of tax positions taken or expected to be taken in a tax return. The evaluation of a tax position is a two-step process. The first step requires the Plastics Business to determine whether it is more likely than not that a tax position will be sustained upon examination based on the technical merits of the position. The second step requires the Plastics Business to recognize in the financial statements each tax position that meets the more likely than not criteria, measured as the amount of benefit that has a greater than 50% likelihood of being realized. Any differences between the amount of tax benefits taken or expected to be taken in the income tax returns and the amount of tax benefits recognized in the financial statements would represent the Plastics Business’ unrecognized income tax benefits.

The Plastics Business’ recognizes interest and penalties related to uncertain tax positions, if any, as a component of income tax expense in the carve-out condensed combined statement of operations. The Plastics Business had $2,285 and $2,232 related to uncertain tax positions including accrued interest and penalties, as of December 31, 2018 and September 30, 2018, related to foreign operations.

The Plastics Business or one of its subsidiaries files income tax returns in various state and foreign jurisdictions. Within the U.S., the Plastics Business is subject to federal and state income tax examination by tax authorities for periods after December 2014. With respect to countries outside of the U.S., with certain exceptions, the Plastics Business’ foreign subsidiaries are subject to income tax audits for years after 2013.

12. Subsequent events

The Plastics Business has evaluated subsequent events from the carve-out combined balance sheet date through March 8, 2019, the date at which the financial statements were available to be issued and noted the following.

On February 8, 2019, Nexeo, Neon Holdings Inc., a Delaware Corporation, an affiliate of One Rock Capital Partners, LLC (the “Plastics Buyer”) and, solely for limited purposes, Univar entered into the Purchase and Sale Agreement to sell Nexeo’s plastics assets through the sale of the equity interests of Nexeo Solutions Plastics, LLC. Under the terms of the Purchase Agreement, the purchase price is approximately $640.0 million payable in cash, subject to certain adjustments. The Plastics Transaction is expected to occur during the first half of 2019.